Exhibit 99.1

CEO TO PRESENT AT MIDDLE EAST FUEL CELL CONFERENCE

PASADENA, CA — November 30, 2006—VIASPACE Inc. (OTCBB: VSPC), announced today that Dr. Carl Kukkonen, CEO of both VIASPACE and its subsidiary Direct Methanol Fuel Cell Corporation (DMFCC), has been invited to present a paper at the Second Annual Conference and Exhibition on Fuel Cells and Hydrogen Economy in the Middle East to be held in Bahrain December 5-6, 2006. The conference will bring together manufacturers, oil and gas company executives, government officials and policy makers, scientists and engineers, and academicians from around the world and the Middle East to exchange ideas and information on the advancement of the fuel cell and hydrogen generation technology, and to also discuss ways and means to engage the Middle East in the utilization and commercialization of the fuel cells.

Dr. Kukkonen’s presentation will focus on direct methanol fuel cells and disposable methanol fuel cartridges for portable electronic devices. Methanol, an easily transported liquid, is made from natural gas (methane) which is in abundant supply in the Middle East.

Disposable fuel cartridges are the consumable product in the fuel cell business. In the future, portable electronic devices such as mobile phones and notebook computers are expected to be powered by fuel cells. A single fuel cartridge may be able to power a mobile phone for three weeks of standby time and 700 minutes of talk time. A single cartridge for a notebook computer can provide five to 10 hours of operation away from an electrical plug. Fuel cell powered devices can be instantly recharged by simply replacing the disposable fuel cartridge thus yielding indefinite operating time and freedom from the grid.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.